Exhibit 99.1

Scholastic Announces The Untimely Death Of Its Chairman And CEO M. Richard (Dick) Robinson, Jr.

NEW YORK, June 6, 2021 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today announced that M. Richard Robinson, Jr. the Company's Chairman and CEO passed away yesterday unexpectedly. Mr. Robinson, 84 years old, had been in excellent health and had been overseeing Scholastic's long-term strategic direction and day-to-day operations for the better part of five decades.

The Board of Directors issued the following statement: "We are deeply saddened by the sudden passing of Dick Robinson. Dick was a true visionary in the world of children's books and an unrelenting advocate for children's literacy and education with a remarkable passion his entire life. The Company's directors and employees, as well as the many educators, parents and students whose lives he touched, mourn his loss."

Under a pre-authorized framework for the continued success of the Company, James Barge, Scholastic's lead independent director, will work with Iole Lucchese, Executive Vice President, Chief Strategy Officer; Andrew S. Hedden, Executive Vice President, General Counsel and Secretary; and Kenneth Cleary, Chief Financial Officer to ensure that all day-to-day operations continue without interruption.

The Company's Class A shareholders and the Company's board of directors will be meeting independently to determine the best course for the Company's direction, including the appointment of an interim operating head.

About Scholastic

For 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

SCHL: Financial

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com